Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8, (No. 333-1773666, No. 333-209734 and No. 333-227886) of our report dated April 15, 2025, with respect to our audits of the consolidated financial statements and related notes of Moatable, Inc. as of December 31, 2023 and 2024 and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Moatable, Inc. for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 15, 2025